Exhibit 5.1

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON (LONDON) LLP

May 29, 2026

Public Policy Holding Company, Inc.
800 North Capitol St. NW, Suite 800
Washington, D.C. 20002

Re: Public Policy Holding Company, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Public Policy Holding Company, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (together with any amendments thereto, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of 4,283,786 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, consisting of 4,283,786 Shares issuable under the Public Policy Holding Company, Inc. 2021 Amended and Restated Omnibus Incentive Plan (the “Omnibus Incentive Plan”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and others. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares registered pursuant to the Registration Statement to be issued by the Company have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Omnibus Incentive Plan and the applicable award agreement, for consideration in an amount at least equal to the par value of such Shares, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the applicable provisions of the General Corporation Law of the State of Delaware, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no responsibility to update or supplement this letter after the effectiveness of the Registration Statement.

100 Bishopsgate, London, EC2N 4AG
T: +44.20.7972.9600 friedfrank.com

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON (LONDON) LLP

May 29, 2026

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement . In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Fried, Frank, Harris, Shriver & Jacobson (London) LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON (LONDON) LLP